Exhibit 107
Calculation of Filing Fee Tables
424(b)(7)
(Form Type)
Chewy, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.01 per share	Rule 457(r)	18,230,818	$31.54	$575,000,000	0.00015310	$88,033

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$575,000,000		$88,033

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$88,033

(1)
These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” in Chewy, Inc.’s Registration Statement on Form
S-3ASR
(File
No. 333-274535),
which was filed on September 15, 2023, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2)
Represents shares of Class A Common Stock that may be offered and sold by the selling stockholder named in this prospectus supplement and includes 2,377,932 shares of Class A common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares from the selling stockholder named in this prospectus supplement.